Exhibit 10.4

AGREEMENT

This Agreement is entered into and made effective as of the 21st day of October, 2005 by and between HESPERIA HOLDING INC., a Nevada Corporation, located at 9780 E Avenue, Hesperia, CA 92345 (“Hesperia”) and UNIVERSAL FOREST PRODUCTS EASTERN DIVISION, INC., a Michigan Corporation (“UFPED”) located at 2801 E. Beltline, NE, Grand Rapids, MI 49525.

WHEREAS, UFPED is the manufacturer of the Open Joist 2000 line of products (the “Products”) and will assist in marketing and distributing the Products through Hesperia;

WHEREAS, Hesperia has a non-exclusive right from UFPED to market, distribute and service the Open Joist 2000 Products in the West Coast territories (“Territory”) as an authorized dealer;

WHEREAS, Hesperia intends to perform the engineering, delivery and servicing of the Products from UFPED through Hesperia’s resale channels currently held in the West Coast territories and possibly expand the territory to the continental United States;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties agree as follows.

1.	DEFINITIONS

“Customer” means an end user of any of the Products.

“Limited Warranty Statement” means UFPED's then-current warranty from UFPED to its current Customers.

“Products” means the Open Joist 2000 products in UFPED's current Product List.         This includes all components needed for the product. UFPED may add to, delete   from, or otherwise modify the Products at any time without notice to Hesperia.

“Territory” means any area West of the Mississippi River.

2.	PRODUCT TERMS

2.1

APPOINTMENT. UFPED hereby appoints Hesperia, and Hesperia accepts such appointment, to act as a non-exclusive reseller of the Products throughout the Territory. Hesperia also has the right to expand its sales to the continental United States, but will not impede on any pre-existing agreements between UFPED and other vendors of the Products. Hesperia will use its current resale channels for the sale of Products and Hesperia may market or sell the Products using any Internet site or mail order catalog without specific written authorization by UFPED. Hesperia may also market the Products through architects, engineers, developers and framers.

2.2

PRICES. The prices paid by Hesperia to UFPED for Products shall initially be as set forth in Exhibit A. The parties shall have the right, at any time, to change, alter, or amend Product prices upon written notice. Hesperia is eligible to receive credit terms that are mutually agreed upon by both parties and may be reevaluated and expanded due to sales volume and performance of Hesperia. Prices are exclusive of all taxes, insurance, and shipping and handling charges, which are Hesperia’s sole responsibility.

3.	ORDERING AND PAYMENT

3.1

ORDERS. Orders shall be in writing and be subject to acceptance by UFPED. The terms and conditions of each order shall be as provided by this Agreement, and the provisions of either party's form of purchase order, acknowledgment or other business forms will not apply to any order notwithstanding the other party's acknowledgment or acceptance of such form.

3.2

PAYMENT. Subject to compliance with UFPED's credit requirements, payments on orders will be due and payable in full 20 days from the invoice date, with a 1% discount for payments made within 10 days. Hesperia shall pay monthly service charges of 1% per month for any past due amounts. The credit terms may be changed at the discretion of UFPED.

4.	RETURNS

4.1

DEFECTIVE PRODUCT RETURNS. Returns of defective Products will be processed through return processing centers and consolidated for shipment weekly or biweekly to UFPED by Hesperia. Returns of defective Products will be paid for by UFPED when UFPED authorized carriers are used. Return shipment charges via unauthorized carriers are the responsibility of Hesperia. UFPED reserves the right to charge-back to Hesperia shipping charges incurred on those Products which were returned as defective and no fault was found.

5.

JOINT SALES, PROMOTION, AND MARKETING. As further consideration for the agreement granted herein and for the work to be performed by both parties herein, the parties agree to perform the following sales, promotional, and marketing activities on behalf of the Products:

5.1.	Both parties shall coordinate a joint strategy for all customers for the Products. This is intended to encourage a consistent and cooperative sales,

marketing and support effort between Hesperia and UFPED. Hesperia shall not take any actions which would violate the terms of UFPED’s License Agreement with Distribution Open Joist.

5.2	Hesperia will provide all the necessary sales support relating to Hesperia’s specific distribution of the Products.

5.3	Hesperia and UFPED shall each use reasonable efforts to advertise and promote the Products at their own expense, using trademarks and copyright notices where appropriate.

5.4	Hesperia and UFPED shall work together to release significant company information, timely press releases and public position statements, relating to the execution of this Agreement.

6.	[intentionally omitted]

7.	CONFIDENTIALITY

7.1

The term “Confidential Information” as used herein shall mean all confidential and proprietary information including, but not necessarily limited to, technical information and drawings, operating procedures, production technologies, client lists, creative concepts, and business plans. The Parties agree that Confidential Information does not include information which (a) is or becomes public knowledge or publicly available; (b) is learned by the other Party from a third party entitled to disclose it; (c) was already known to the other Party as shown by prior written records; (d) is shown by prior written records of the other Party to have been independently developed by the other Party; or (e) becomes publicly available as the result of issuance of a patent or publication of a foreign pending patent application. The Parties shall disclose Confidential Information of the other Party only if permitted to do so in writing by the Party whose Confidential Information is being disclosed.

7.2

Hesperia hereby agrees to hold the licensed Products and Information in strict confidence with at least as great a degree of care as that used to maintain the confidentiality of its own most confidential information, except as transfers of such Products and Information are expressly authorized herein.

7.3

Each party agrees that it shall maintain Confidential Information for use only by its employees, or individuals who are under its direction and control, for purposes specifically related to its permitted use of Products or Confidential Information. Each party shall advise the other immediately in the event that it learns or has reason to believe that any person who has access to Products or Information, or any portion thereof, has violated or intends to violate the terms of this Agreement; and each party will, at its expense, cooperate with the other party in seeking injunctive or other equitable relief in its own name or that of the other party against that person.

8.	TERM AND TERMINATION

8.1	This Agreement shall remain in effect from the date of execution until terminated by either party, for any reason, upon thirty (30) days' written notice.

8.2	Upon Termination any outstanding payments due under this Agreement will be paid in accordance with section 3 of this Agreement.

9.	WARRANTIES AND OTHER REPRESENTATIONS

9.1	UFPED warrants that the Products, as originally delivered and unaltered, will materially perform in accordance with its published specifications.

9.2.

Hesperia's exclusive remedy for breach of the warranty in Section 9.1 shall be to report such breach in writing within thirty (30) days after delivery, and return the Products. Upon receipt of such report, either party shall do one of the following at its sole option: (a) use reasonable efforts to correct such errors and provide the other with corrected Products; or (b) replace the Products with other materials that are similar in function. UFPED does not warrant the results of its correction services.

9.3.	Each party warrants that it has the right to enter into this Agreement, and that UFPED owns and has the right to license the Products.

10.	DISCLAIMER AND LIMITATION OF LIABILITY

10.1

Except as expressly stated in Section 9 above, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. No representation or other affirmation of fact, including but not limited to statements regarding capacity, quality, suitability for use or performance, whether made by a party's employees or otherwise, shall be deemed a warranty by that party for any purpose or give rise to any liability of that party whatsoever unless contained in this Agreement.

10.2	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR

PERFORMANCE OF THE PRODUCTS OR WHETHER IN AN ACTION OF CONTRACT OR TORT INCLUDING BUT NOT LIMITED TO NEGLIGENCE.

11.	MISCELLANEOUS:

11.1	AUTHORITY TO EXECUTE. The parties herein represent that they have the authority to execute this Agreement.

11.2

SEVERABILITY. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect.

11.3

SUCCESSORS. This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of the parties, except to the extent of any contrary provision in this Agreement.

11.4	ASSIGNMENT. This Agreement may not be assigned by either party without the written consent of the other party.

11.5

SINGULAR, PLURAL, AND GENDER INTERPRETATION. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular. Also, as used herein, the masculine, feminine or neuter gender shall each include the others whenever the context so indicates.

11.6	CAPTIONS. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not effect the construction or interpretation of any of its provisions.

11.7

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the rights granted and the obligations assumed in this instrument and supersedes any oral or prior written agreements between the parties. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

11.8

ARBITRATION. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be submitted to a panel of three (3) arbitrators. The arbitration shall comply with and be governed by the provisions of the American Arbitration Association. The panel of arbitrators shall be composed of two (2) members chosen by UFPED and Hesperia respectively and one (1) member chosen by the arbitrators previously selected. The findings of such arbitrators shall be conclusive and binding on the parties hereto. The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrator shall conclusively decide.

11.9

NO WAIVER. No failure by either UFPED or Hesperia to insist upon the strict performance by the other of any covenant, agreement, term or condition of this Agreement or to exercise the right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, condition, agreement and term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

11.10	TIME OF THE ESSENCE. Time is of the essence of this Agreement, and each provision hereof.

11.11

COUNTERPARTS. The parties may execute this Agreement in two (2) or more counterparts, which shall, in the aggregate, be signed by both parties, and each counterpart shall be deemed an original instrument as to each party who has signed by it.

11.12

ATTORNEY’S FEES AND COSTS. In the event that suit be brought hereon, or an attorney be employed or expenses be incurred to compel performance the parties agree that the prevailing party therein be entitled to reasonable attorney's fees.

11.13	GOVERNING LAW. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of Michigan.

11.14

NOTICE. Any notice, request, demand or other communication required or permitted hereunder or required by law shall be in writing and shall be effective upon delivery of the same in person to the intended addressee, or upon deposit of the same with an overnight courier service (such as Federal Express) for delivery to the intended addressee at its address shown herein, or upon deposit of the same in the United States mail, postage prepaid, certified or registered mail, return receipt requested, sent to the intended addressee at its address shown herein. The address of any party to this Agreement may be changed by written notice of such other address given in accordance herewith and actually received by the other parties at least ten (10) days in advance of the date upon which such change of address shall be effective.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

UNIVERSAL FOREST PRODUCTS

EASTERN DIVISION, INC:	HESPERIA HOLDING, INC.,
a Michigan Corporation	a Nevada corporation

By: /s/ Eric Maxey___________	By: /s/ Michael Edison__________
[authorized agent]	Michael Edison, CEO